DEL REY GLOBAL INVESTORS FUNDS
DISTRIBUTION AND SERVICE PLAN
January 14, 2011
     This Distribution and Service Plan (the “Plan”) has been adopted in accordance with Rule 12b-1 (the “Rule”) under the Investment Company Act of 1940, as amended (the “1940 Act”), by del Rey Global Investors Funds, a Delaware statutory trust (the “Trust”), with respect to the various classes of shares (each, a “Class”) of the series of the Trust (each, a “Fund”) listed on Appendix A hereto, as amended from time to time, subject to the terms and conditions set forth herein. The Service Fees (as defined herein) payable pursuant to the Plan are fees payable for the administration and servicing of shareholder accounts, as more fully described in Section 2 below, and not costs which are primarily intended to result in the sale of the Trust’s shares and which would require approval pursuant to the Rule.
1. Distribution Fees
     a. Pursuant to the Plan, the Trust may pay to (i) the Distributor of its shares, Foreside Fund Services, LLC, (the “Distributor”), and/or (ii) del Rey Global Investors, LLC or any of its affiliates (collectively, “del Rey Global”), with respect to and at the expense of each Class of each Fund listed on Appendix A hereto, a fee for distribution and sales support services, as applicable, and as more fully described in Section 1(b) hereof (the “Distribution Fee”), such fee in the aggregate to be at the annual rate specified with respect to such Class of such Fund under the column “Distribution Fee” on Appendix A hereto.
     b. Payments of the Distribution Fee under the Plan shall be used primarily to compensate the Distributor for distribution services and sales support services provided, and/or to del Rey Global for sales support services provided, respectively, in connection with the offering and sale of shares of the applicable Class of the applicable Fund, and to reimburse the Distributor and/or del Rey Global for related expenses incurred, including payments by the Distributor and/or del Rey Global to compensate or reimburse brokers, dealers, other financial institutions or other industry professionals (collectively, “Selling Agents”), for sales support services provided and related expenses incurred by such Selling Agents. The services and expenses described in this Section 1(b) may include, but are not limited to, the following: (i) the development, formulation and implementation of marketing and promotional activities, including direct mail promotions and television, radio, magazine, newspaper, electronic and other mass media advertising; (ii) the preparation, printing and distribution of prospectuses and reports (other than prospectuses or reports used for regulatory purposes or for distribution to existing shareholders); (iii) the preparation, printing and distribution of sales literature; (iv) expenditures for sales or distribution support services such as for telephone facilities and in-house telemarketing; (v) preparation of information, analyses and opinions with respect to marketing and promotional activities; (vi) commissions, incentive compensation or other compensation to, and expenses of, account executives or other employees of the Distributor, del Rey Global or Selling Agents, attributable to distribution or sales support activities, as applicable, including interest expenses and other costs associated with financing of such commissions, compensation and expenses; (vii) travel, equipment, printing, delivery and mailing costs, overhead and other office expenses of the Distributor, del Rey Global or Selling Agents, attributable to distribution or sales support activities, as applicable; (viii) the costs of administering the Plan; (ix) expenses of organizing and conducting sales seminars; and (x) any other costs and expenses relating to distribution or sales support activities (collectively, “distribution activities”).
     c. Payments of the Distribution Fee on behalf of a particular Fund must be in consideration of services rendered for or on behalf of such Fund. However, joint distribution or sales support financing with respect to the shares of the Funds (which financing may also involve other investment Funds or companies that are affiliated persons of such a person, or affiliated persons of the Distributor or del Rey Global) shall be permitted in accordance with applicable law. Payments of the Distribution Fee under Section 1 of the Plan may be made without regard to expenses actually incurred.
     d. It is acknowledged that the Distributor, del Rey Global and other parties that receive fees from a Fund may each make payments without limitation as to amount relating to distribution or sales support activities, as applicable, in connection with each Class of the Fund out of its past profits or any additional sources other than the Distribution Fee which are available to it.
2. Service Fees
     a. Pursuant to the Plan, the Trust shall pay, with respect to and at the expense of each Class of each Fund listed on Appendix A hereto, a fee in respect of the provision of personal services to shareholders of such Class of such Fund, as more fully described in Section 2(b) hereof (the “Service Fee”), such fee to be at the annual rate specified with respect to such Class of such Fund under the column “Service Fee” on Appendix A hereto. The Trust shall determine the amount of the Service Fee to be paid to one or more brokers, dealers, other financial institutions or other industry professionals (including del Rey Global) (collectively, “Service Agents”) and the basis on which such payments will be made. Payments to a Service Agent will be subject to compliance by the Service Agent with the terms of any related Plan agreement entered into by the Service Agent.
     b. Payments of the Service Fee shall be used to compensate Service Agents for general shareholder liaison services provided with respect to shareholders in the related Class of the related Fund, including, but not limited to, (i) answering shareholder inquiries regarding account status and history, the manner in which purchases, exchanges and redemptions of shares may be effected and certain other matters pertaining to the shareholders’ investments; and (ii) assisting shareholders in designating and changing dividend options, account designations and addresses (collectively, “service activities”).

     c. Payments of the Service Fee under Section 2 of the Plan may be made without regard to expenses actually incurred.
3. Distribution and Service Fees
     a. Pursuant to the Plan, the Trust may pay to (i) the Distributor and/or (ii) del Rey Global, with respect to and at the expense of each Class of each Fund listed on Appendix A hereto, a fee for distribution, sales support services and the provision of personal services to shareholders, as applicable, and as more fully described in Section 3(b) hereof (the “Distribution and Service Fee”), such fee in the aggregate to be at the annual rate specified with respect to such Class of such Fund under the column “Distribution and Service Fee” on Appendix A hereto.
     b. Payments of the Distribution and Service Fee under the Plan shall be used primarily to compensate the Distributor for distribution services and sales support services provided, and/or to del Rey Global for sales support services provided, respectively, in connection with the offering and sale of shares of the applicable Class of the applicable Fund, to reimburse the Distributor and/or del Rey Global for related expenses incurred, including payments by the Distributor and/or del Rey Global to compensate or reimburse Selling Agents, for sales support services provided and related expenses incurred by such Selling Agents, and to compensate Service Agents for general shareholder liaison services provided with respect to shareholders in the related Class of the related Fund. The services and expenses described in this Section 3(b) may include, but are not limited to, distribution activities and service activities.
     c. Payments of the Distribution and Service Fee on behalf of a particular Fund must be in consideration of services rendered for or on behalf of such Fund. However, joint distribution or sales support financing and shareholder servicing with respect to the shares of the Funds (which financing may also involve other investment Funds or companies that are affiliated persons of such a person, or affiliated persons of the Distributor or del Rey Global) shall be permitted in accordance with applicable law. Payments of the Distribution and Service Fee under Section 3 of the Plan may be made without regard to expenses actually incurred.
     d. It is acknowledged that the Distributor, del Rey Global and other parties that receive fees from a Fund may each make payments without limitation as to amount relating to distribution or sales support activities and shareholder servicing, as applicable, in connection with each Class of each Fund out of its past profits or any additional sources other than the Distribution and Service Fee which are available to it.
4. Calculation and Payment of Fees
     The amount of the Distribution Fee, Service Fee and Distribution and Service Fee payable with respect to each Class of each Fund listed on Appendix A hereto shall be calculated daily and paid monthly, at the applicable annual rates indicated on Appendix A. The Distribution Fee and Service Fee shall be calculated and paid separately for each

Class of each Fund. The Distribution and Service Fee shall be calculated and paid as a single fee for each Class of each Fund.
5. Approval of Plan
     The Plan will become effective immediately, as to any Class of any Fund, upon its approval by (a) a majority of the Board of Trustees, including a majority of the trustees who are not “interested persons” (as defined in the 1940 Act) of the Trust and who have no direct or indirect financial interest in the operation of the Plan or in any agreements entered into in connection with the Plan, pursuant to a vote cast in person at a meeting called for the purpose of voting on the approval of the Plan, and (b) with respect to Section 1 and Section 3 of the Plan only, a majority of the outstanding shares of such Class of such Fund.
6. Continuance of the Plan
     The Plan will continue in effect as to a Fund for so long as its continuance is specifically approved with respect to such Fund at least annually by the Trust’s Board of Trustees in the manner described in Section 5 above.
7. Additional Classes and Funds
     The Plan shall become effective with respect to Classes of Funds not currently listed on Appendix A hereto upon obtaining the requisite approvals with respect to such Classes of Funds in accordance with Section 4 above.
8. Termination
     The Plan may be terminated at any time with respect to any Class of any Fund without penalty by (a) a vote of a majority of the Trustees who are not “interested persons” (as defined in the 1940 Act) of the Trust and who have no direct or indirect financial interest in the operation of the Plan or in any agreements entered into in connection with the Plan, or (b) a vote of a majority of the outstanding shares of such Class of such Fund. The termination of the Plan with respect to any Class of any Fund shall not result in the termination of the Plan with respect to any other Class of that Fund or any other Fund.
9. Amendments
     The Plan may not be amended with respect to any Class of any Fund so as to increase materially the amount of the Distribution Fee described in Section 1 above or the Distribution and Service Fee in Section 3 above with respect to such Class of such Fund unless the amendment is approved by a vote of at least a majority of the outstanding shares of such Class of such Fund and otherwise complies with Rule 18f-3(d) under the 1940 Act or any successor provision as in effect at the time of such amendment. In addition, no material amendment to the Plan may be made unless approved by the Trust’s Board of Trustees in the manner described in Section 5 above.
10. Selection of Certain Trustees
     While the Plan is in effect, the selection and nomination of the Trust’s Trustees who are not “interested persons” of the Trust (as defined in the 1940 Act) will be committed to the discretion of the Trustees then in office who are not “interested persons” (as so defined) of the Trust.
11. Written Reports
     While the Plan is in effect, the Trust’s Board of Trustees shall receive, and the Trustees shall review, at least quarterly, written reports complying with the requirements of the Rule, which set out the amounts expended under the Plan and the purposes for which those expenditures were made. Such written reports with respect to Section 3 above shall contain information regarding separate amounts expended for “distribution activities” and “service activities” to the Board of Trustees of the Trust in support of the Distribution and Service Fee payable hereunder.
12. Preservation of Materials
     The Trust will preserve copies of the Plan, any agreement relating to the Plan and any report made pursuant to Section 11 above, for a period of not less than six years (the first two years in an easily accessible place) from the date of the Plan, agreement or report.
13. Limitation of Liability
     The names “del Rey Global Investors Funds” and “Trustees of del Rey Global Investors Funds” refer respectively to the trust created and the Trustees, as trustees but not individually or personally, acting from time to time under a Declaration of Trust dated January 14, 2011 which is hereby referred to and a copy of which is on file at the principal office of the Trust. The obligations of “del Rey Global Investors Funds” entered into in the name or on behalf thereof by any of the Trustees, officers, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, Shareholders, officers, representatives or agents of the Trust personally, but bind only the Trust Property (as defined in the Declaration of Trust), and all persons dealing with any class of shares of the Trust must look solely to the Trust Property belonging to such class for the enforcement of any claims against the Trust.
14. Miscellaneous
     The captions in the Plan are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

     IN WITNESS WHEREOF, the Trust has executed this Plan as of the date first above written on behalf of each Class of each Fund listed on Appendix A hereto.

DEL REY GLOBAL INVESTORS FUNDS
By:	/s/ Gerald W. Wheeler
Title: Chairman

Exhibit A
Funds and Class Fees

12b-1
		12b-1	12b-1	Distribution
		Shareholder	Distribution	and Service
Name of Fund	Class	Servicing Fee	Fee	Fee
del Rey Monarch Fund	A	None	None	0.25%
	Institutional	None	None	None